EXHIBIT 99.1

Apogee Press Contact: Stephanie Mayo Shelton 972-239-5119, ext 139 smayo@sheltongroup.com	Apogee Investor Contact: John Gitelman Apogee Technology 781-948-0149 jgitelman@apogeeddx.com

APOGEE ANNOUNCES FILING DELAYS, 2004 UNAUDITED OPERATING RESULTS AND 2005 OUTLOOK

NORWOOD, Mass. (April 15, 2005) — Apogee Technology, Inc. (AMEX: ATA), a global provider of integrated circuits and MEMS devices for the consumer, automotive, communications and medical markets, today announced that it will delay the filing of its Annual Report on Form 10-KSB for the Company for year ended December 31, 2004 as a result of (i) the resignation of the Company’s independent registered public accountants on April 12, 2005, and (ii) the Company’s review of revenue recognition for one of its customers during 2003 and 2004.

The Company’s auditors notified the Company on April 12, 2005 that they believe one transaction recorded in the fourth quarter of 2003 did not meet their revenue recognition criteria.  As a result the auditors recommended that the 2003 results and subsequent 2004 quarterly results should be restated to reflect this adjustment for this sale.  The adjustment would reduce 2003 product revenue by $1,012,020 and income by $202,405, or $0.02 per share.  In addition, 2004 results would have to be adjusted accordingly to reflect the resale of specific parts from this customer, by increasing product revenue by $323,880 and income by $65,490.  The Company believes that these adjustments are not necessary, but it has provided its 2004 unaudited financial results consistent with the recommendation.

Herbert Stein, Apogee’s Chairman, stated, “We were surprised by this sudden departure of our auditors and are doing everything possible to resolve the issue.  We believe very strongly that our fundamental business remains strong and that that will enable us to increase shareholder value.”

The Company has set forth in this press release its unaudited operating results for FY2004 and further details related to the filing delay.  The Company also intends to file its 10-KSB without financial results, in order to provide shareholders with as much additional information as it is currently able to provide, including an update on the Company’s operating activities.  The Company is working diligently to retain new independent registered public accountants to reaudit its 2003 financial statements and complete the audit of its financial statements for the fiscal year ended December 31, 2004 as expeditiously as possible, and hopes to file its audited financial statements prior to June 30, 2005.  The Company also expects to miss the filing deadline for its first quarter Form 10-QSB, and plans to issue unaudited results prior to the required filing date.

2004 Business Overview

During FY 2004, Apogee made substantial progress in the areas of commercial product development, strategic partnerships and design wins, new business development and successful differentiation into a very promising technological sector, MEMS (micro-electromechanical systems).  The Company’s key achievements in 2004 were:

•                 Completed strategic acquisition of MEMS technology, formed new MEMS division, retained staff, and established development partners.

•                 Produced the first engineering samples of two new MEMS products and started product evaluation.

•                 Introduced 15 new audio ICs, which are designed to enable new markets and applications for 2005.

•                 Introduced the world’s first 100W stereo digital power ICs for premium home theater and other high-end audio applications.

•                 Introduced the world’s first fully integrated, high power digital amplifier ICs providing manufacturers a one chip audio solution for digital TVs, mini-systems and gaming applications.

•                 Completed three technology licensing agreements to combine DDX technology with video and wireless ICs to lower solution cost and enable new DDX power device sales.

•                 Expanded the Company’s marketing and sales organization including a new office in Japan which resulted in a significant increase in sales compared to 2003 in this region.

•                 Completed $1.8 Million in Equity Funding.

For the year ended December 31, 2004, the Company’s unaudited revenues were $6.9 million with a loss of $2.4 million, or ($0.21) per share.  The Company will release 2004 fourth quarter results and other comparative revenue information pending resolution of the audit issue.

Research and Development expenditures were $2.6 million in 2004 compared to $1.7 million in 2003.  The increase is due to the expansion of design staff to support IC and MEMS developments, product tooling and design software expenses and third party consulting to support product development.  Selling, General and Administrative expenditures were $3.6 million in 2004 compared to $2.3 million in 2003. The increases are primarily due to expanded marketing and sales staffing, commissions, royalties to third parties and professional fees.

David Meyers, Apogee’s Chief Operating Officer said, “Apogee made significant accomplishments towards its organic and strategic goals during 2004. We believe that we are well positioned to see significant revenue growth in 2005 in both divisions.  Even though Apogee had 25% more design wins in 2004 compared to 2003, our product revenue suffered due to unexpected market conditions affecting our end customers.  Specifically, three of our four largest customers in 2003 lost business because they were either unable to complete product developments due to technical delays unrelated to DDX ICs, were unable to sell their products due to finished goods inventories or were unable to win business with their 2004 product lines.  However, manufacturers using DDX products supplied by STMicroelectronics, were able to make up the business lost by our end-customers, and as such, our licensing revenues increased in 2004 compared to 2003 with the consolidation to Tier 1 customers.”

Mr. Meyers continued, “Product revenue in the last half of the year decreased due to excess inventory at our distributors resulting from lower end-customer sales.  In addition, our distributors reduced new orders in the fourth quarter because of end-customer uncertainty about the timing to comply with the new European directive to eliminate lead and other harmful materials from electronic products.  Because of this directive, the Company initiated a program in the fourth quarter of 2004 to transition its entire IC product line to meet this requirement and expects this activity to be completed in the second quarter of 2005.”

2005 Outlook

Mr. Meyers added, “Looking toward 2005, we expect our organic and strategic investments in 2004 to yield sequential quarterly revenue growth during the first three quarters of 2005 resulting in an annual revenue increase, compared to 2004, in the range of 40 to 60 percent.  The bulk of the revenue growth is anticipated to be from sales of the 15 new IC products introduced in 2004.  These products include new two and eight channel DDX Controllers, 100 and 120 watt per channel DDX power devices, low cost mini-packaged DDX power ICs and the world’s first fully integrated high power digital amplifier devices.  We have achieved design wins with these new products in our existing home theater market, as well as new applications, such as digital TVs, mini-systems, gaming systems and car audio. We believe that this market diversification strategy will provide a broad base for long term stable growth and reduce our customer and applications concentrations.”

Recent company highlights include:

•                    Formed a partnership with Zoran Corporation, including the licensing of Apogee’s DDX Controller technology for Zoran’s DVD and other consumer electronics ICs.

•                    Introduced the DDXi-2051 and DDXi-2161 to Apogee’s All-in-One Integrated Amplifier product line – expanding its integrated power offerings from 25 to 80 Watts per channel.

•                    Initiated program with our suppliers to comply with the new European directive to eliminate all hazardous materials used in the production of IC products by the end of the second quarter of 2005.

•                    Diversified our customer base with new design wins with leading flat panel TV OEMs, car audio aftermarket manufacturer and a leading wireless speaker manufacturer.

•                    Expanded Asia-Pacific sales and application engineering support with new staff and opened offices in Taiwan and Shenzhen, China.

•                    Exhibited at the Consumer Electronics Show in Las Vegas, Nevada featuring the CES Innovations Award-winning Spherex RX2 Gaming Chair powered by DDX.

•                    Submitted three grant applications to the Department of Energy and the National Science Foundations for advanced micro-sensor developments.

•                    Completed characterization of new pressure sensor device and delivered first samples to lead customers.

•                    Began testing and research on the Company’s new MEMS-based transdermal drug delivery medical device with the University of Medicine and Dentistry at New Jersey.

“The Company also expects our strategic investment in our new MEMS division to contribute to revenue in the second half of 2005.  We have established a MEMS manufacturing partner, produced initial samples of our first pressure sensor products and delivered samples to a lead customer.  From this initial pressure sensor design the Company intends to develop derivative products to support a range of pressure applications.  The Company is also working to develop the next generation MEMS sensors through our academic partnerships with Stony Brook University and our efforts to receive funding from the National Science Foundation and the Department of Energy this year.”

The Company is developing a proprietary MEMS-based drug delivery system targeted for use in the transdermal drug delivery (TDD) market.  The TDD market in the United States, according to Frost and Sullivan, was $1.6 billion in 2002 with expected growth of 300 percent through 2010.  The Company believes this growth rate could be enhanced by the adoption of new technologies, such as the Apogee MEMS based design, that can expand the potential TDD drug applications to new therapies including pain management, anxiety therapeutics, antidepressants, sexual dysfunction, vaccines and diabetes.

A TDD system, commonly known as a “patch”, is a non-invasive, convenient and painless dosage method that can offer patient benefits such as steady delivery, reduced side effects and improved patient compliance.  However, TDD has limited drug applications because the skin is an effective barrier to drug transmission to the body.  We believe that Apogee’s approach will overcome this barrier by creating micro-pores in the skin to enhance drug delivery, thereby increasing effectiveness of existing transdermal drugs and expanding the TDD application to new classes of drugs previously impossible with traditional TDD approaches.  The advantages of Apogee’s silicon based design are that they can be manufactured using batch semiconductor process techniques, which lowers cost.  In addition, the designs can be readily combined with electronic circuits to enhance delivery or increase the systems’ functionality.

The Company intends to file, in the next 10 days a patent on the design and the application approach and intends to design, develop and market the drug delivery system to pharmaceutical and medical device manufactures.  It is currently evaluating the strength and effectiveness of the design through academic partnerships and leading a leading United States test lab.  The Company expects to validate the effectiveness of the design in the first half of 2005 and if the design is validated, plans to establish partnerships with pharmaceutical companies to commercial the design.

About Apogee Technology, Inc.

Apogee Technology is a fabless semiconductor company that designs, develops and markets silicon based products that incorporate proprietary technologies.  The Company’s patented all-digital, high efficiency Direct Digital Amplification (DDX®) ICs have been used by over 20 major consumer electronic brands in a wide range of audio products.  The company is developing new System-on-Chip (SOC) products using its analog and digital circuit designs and Micro-Electromechanical Systems (MEMS) technology for the consumer, automotive, communications and medical markets.  The Company operates a worldwide marketing and sales organization and has offices in the US, Hong Kong and Japan.  For more information please visit our web site at: http://www.apogeeddx.com.

##

DDX(R) is a registered trademark of Apogee Technology, Inc.  All other product names noted herein may be trademarks of their respective holders.  Certain statements made herein such as, but not limited to with respect to chronic pain, anxiety, depression and other conditions and those sections that use the words “anticipate”, “hope”, “estimate”, “project”, “intend”, “plan”, “expect”, “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the company to be materially different from those that may be expressed or implied.  Please refer to the company’s risk factors as set forth in the company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB and 10-QSB.

APOGEE TECHNOLOGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

12 Months Ended 12/31/04
Unaudited
Revenues
Product sales	$4,365,171
Royalties	1,917,011
Consulting	665,754

6,947,936

Costs and expenses
Product sales	2,970,972
Research and development	2,595,906
Selling, general and administrative	3,584,096

9,150,974

Operating income (loss)	(2,203,037)

Other income (expense)
Interest/other income	23,334
Interest expense	(93)

23,241

Income (loss) before income taxes	(2,179,796)

Income tax benefit	(195,000)

$(2,374,796)

Income (loss) per common share
Basic	$(0.21)
Diluted	(0.21)

Weighted average common shares outstanding
Basic	11,523,510
Diluted	11,523,510

APOGEE TECHNOLOGY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2004
Unaudited
ASSETS

Current assets
Cash and cash equivalents	$1,886,883
Accounts receivable, net of allowance for doubtful accounts of $65,000	1,284,797
Inventories	2,044,745
Prepaid expenses and other current assets	208,046

Total current assets	5,424,471

Property and equipment, net of accumulated depreciation of $376,951	103,189

Other assets
Digital amplifier patents, net of accumulated amortization of $127,442	211,901
Other intangible assets	36,667

Total Assets	$5,776,228

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$947,429

Total current liabilities	947,429

Advances	95,787

Commitments and Contingencies

Stockholders’ equity
Common stock, $.01 par value;
20,000,000 shares authorized, 11,838,332 issued and outstanding	118,383
Additional paid-in capital	18,047,723
Accumulated deficit	(13,433,095)

Total stockholders’ equity	4,733,012

Total Liabilities and Stockholders’ equity	$5,776,228